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Exhibit 3.29

CERTIFICATE OF INCORPORATION

OF

CMA ACQUISITION, INC.

ARTICLE I

        The name of the corporation is CMA Acquisition, Inc. (the "Corporation").

ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The nature of the business to be conducted and the purpose to be promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV

        The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock shall entitle the holder thereof to one vote at all meetings of stockholders of the Corporation.

ARTICLE V

        In furtherance of, and not in limitation of, the powers conferred by the DOCL, the directors shall have concurrent power with the stockholders of the Corporation to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

        The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and shall qualify are:

Name	Address
David M, Cornell	4801 Woodway, Suite 400W Houston, Texas 77056
Norman R. Cox, Jr.	8023 Vantage Drive, Suite 970 San Antonio, Texas 78230
Peter A, Leidel	535 Park Avenue New York, New York 10022

ARTICLE VII

        A director of the Corporation shall not be personally liable to the Corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to;the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCI, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit If the DGCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action which further eliminates or limits, the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

        Whenever a compromise or settlement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or. of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization. shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation as the case may be, and also on this Corporation.

ARTICLE IX

        The name and mailing address of the incorporator is John D. Held, One Shell Plaza, Houston, Texas 77002, The powers of the incorporator shall terminate upon the filing of this Certificate.

        I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of October, 1992.

/s/ JOHN D. HELD Incorporator

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CERTIFICATE OF INCORPORATION OF CMA ACQUISITION, INC.